CERTIFICATE OF INCORPORATION
                                       OF
                             SYNERTECK INCORPORATED


                                ARTICLE I. NAME

         The name of the corporation is SYNERTECK INCORPORATED (the "Corporation").


                          ARTICLE II. REGISTERED OFFICE

         The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of the registered agent at such address is the Corporation Trust Company.


                              ARTICLE III. PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                            ARTICLE IV. CAPITAL STOCK

         The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000). The number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000). The Preferred Stock and the Common Stock shall each have a par value of $0.001 per share.

(a) Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

(b) Provisions Relating to Preferred Stock. The Board of Directors (the "Board") is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in accordance with Sections 102(a) and 151(a) of the General Corporation Law of Delaware, in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualification, limitations or restrictions thereof.



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                          ARTICLE V. BOARD OF DIRECTORS

         (a) Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

         (b) Classified Board. The Board shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. At the first annual meeting of the stockholders, directors of the first class will be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class will be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class will be elected to hold office for a term expiring at the third succeeding annual meeting.

         (c) The election of directors need not be by written ballot.


                               ARTICLE VI. BYLAWS

         In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.


                             ARTICLE VII. LIABILITY

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the affect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.


                    ARTICLE VIII. SPECIAL VOTING REQUIREMENTS

          The following actions, when submitted to the stockholders of the Corporation for their consideration, shall require the affirmative vote of at least 66-2/3% of the outstanding Common Stock of the Corporation: amendment of Sections (a), (b), or (c) of Article V of the Certificate of Incorporation. The foregoing voting requirements shall not otherwise be deemed to affect the voting rights granted by this Certificate of Incorporation, by By-Laws, or the Delaware General Corporation Law, to the Board.



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                            ARTICLE IX. INCORPORATOR

         The name and mailing address of the incorporator is follows:

                           Kenneth I. Denos
                           11585 South State St. Suite #102
                           Draper, Utah 84020


                         ARTICLE X. STOCKHOLDER MEETINGS

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.


              ARTICLE XI. AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation law of the State of Delaware, do make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 30th day of March, 2004.



                                               /s/ Kenneth I. Denos
                                               -------------------------------
                                               Kenneth I. Denos
                                               Incorporator